Exhibit 99.1
Letter to Shareholders
Dear Shareholder,

It was a very good year, our first year as a public company. Among our accomplishments, Mercantile Bancorp generated double-digit percentage growth in earnings per share and loan portfolio assets. Our entry into the public equity market, combined with our prospects for growth, had a noticeable impact on the value of your company. At the beginning of 2000, your company was valued by the market at 40 percent under book value. By the start of 2006, the market valued Mercantile at 40 percent over book value. We believe this is primarily due to the market’s recognition of our performance and growth strategy.

Mercantile’s total loan portfolio rose 12 percent, enhanced particularly by our investment in Mid-America Bancorp, Inc. and its wholly owned subsidiary Heartland Bank in Leawood, Kansas, a suburb of Kansas City. Heartland is a rapidly growing financial institution serving this economically vigorous metropolitan area. Loan growth has been exceptionally rapid. As the bank matures, loan growth will naturally stabilize. The Mid-America Bancorp investment is an example of our strategy to buy on-the-rise financial institutions in fast-growing markets to complement the performance of our banks in more stable markets. Our plan is to combine growth and stability to drive steady, predictable earnings gains for Mercantile Bancorp. This equates to greater value for our shareholders, which is why “value” is our annual report theme this year.
In operations and management, we concentrated on maximizing margins in a changing interest rate environment. We prepared for rising rates by keeping our investments short term, renewing investments at higher rates as the Federal Reserve raised the discount rate. We maintained focus on making operations as lean and efficient as possible, capitalizing on our economies of scale as a holding company with multiple financial institutions. Maximizing margins contributed to a 14 percent earnings increase compared with 2004.
To drive balanced growth for the company, we are pursuing a three-prong operating strategy. First, our outright ownership of banks gives us control, stability and strength. Because they serve different communities with varying economic scenarios, our wholly and majority owned banks have diverse growth rates. The greater part of our banks’ markets are healthy and stable, and our market position is strong. Total deposits rose 8 percent over 2004. A number of our banks increased market share.

Exhibit 99.1
Letter to Shareholders
One of our primary goals to win new customers and retain existing commercial and retail customers is to provide superior service. We want them to have every reason to continue banking with us, and to think of our banks first when they require additional services. We make a solid investment in marketing to win a larger market share. We also make a significant investment in human capital. Our employees are talented professionals with a personal commitment to their customers and their communities. As a result, our banks enjoy high levels of customer loyalty.
The second prong of our strategy to deliver value is to acquire banks in strong, growing markets. This strategy may involve purchasing a minority position initially, with the intent to eventually acquire controlling interest. We look for banks that are a close fit with our operating model and our philosophy of quality service and products. We avoid banks that need fixing or have radically different approaches to doing business. We look for top-notch management teams and employees, and we aim to retain them. They are a big reason why the acquisition can be successful for everyone. By looking for the right bank, rather than making a decision to expand into a particular geographic region and hunting for a good bank, we are free to look for acquisitions anywhere in the United States. This opens up a great many more opportunities.
This acquisition strategy is designed to accelerate loan portfolio, deposit and earnings growth beyond what Mercantile’s more-established core banks could. As these acquired banks mature, we can continue to add new fast-track banks to our holdings.
The third prong of our investment strategy is to make strategic equity investments in “de novo”, or new banks. De novo institutions are startups with opportunities to grow at very rapid rates. A modest infusion of operating capital from Mercantile Bancorp can provide significant fuel for these banks. As these banks mature and become more valuable, they become winners. We, as investors, are also winners as our investment appreciates. We also usually have the flexibility to increase our stake in these institutions, and then eventually acquire them. or to sell our investment for a profit.
Although the return on these investments will represent a relatively modest percentage of our current net income, the earnings establish our position for future opportunity. This strategy is an excellent way for Mercantile to put a relatively small amount of capital to work, with the possibility of significant, long-term returns. In 2006 and beyond, it is likely we will increase the size of the investments we make in de novo banks, and the percentage of ownership we take. We have so far made relatively small investments. Now that we have a proven strategy, we can comfortably take larger positions in selected de novo banks. However, we do not envision these ownership positions ever becoming more than a modest investment of our total capital.

Exhibit 99.1
Letter to Shareholders
An example of the kind of success we can have in this area is the pending sale of our 19.6 percent equity share in NorthStar Bancshares, Inc. (“NorthStar”) of Liberty, MO, which is to be acquired by Enterprise Financial Services Corporation of Clayton, MO. When this transaction is completed, Mercantile expects to receive cash and Enterprise stock valued at approximately $6.6 million and record a gain of about $2.8 million, or about a 16 percent annual return on investment. When consummated, this sale will be the first time we had the opportunity to lock in a gain on one of our minority investments.
If I had to identify any significant concern I have, it would be the monetary and time burdens placed on financial institutions by ever-increasing government regulations and compliance requirements. Excessive regulation is expensive, particularly for small and mid-sized banking operations. More regulation with no corresponding returns costs our company and our shareholders.
The future looks very bright for Mercantile. The rising interest rate environment will challenge us to manage our operations very efficiently, in order to maintain our margins while offering the most competitive loan and deposit rates to our customers. By having a variety of attractive savings products, we want to encourage customers to lock in rates rather than play a “wait and see” game with rates. The end of record-low interest rates is a positive sign that our national economy is looking better than a few years ago. We look forward to modest increases in business borrowing, and perhaps some additional consumer savings in our markets.
Finally, I wish to thank Director Harold W. Knapheide III for his service to Mercantile as a member of our Board of Directors. “Knap” has chosen not to stand for reelection. As a director of both Mercantile Trust & Savings Bank and Mercantile Bancorp, Inc. for more than 23 years, he has been a trusted advisor and a good friend. His guidance, expertise and counsel, particularly during this past year as Mercantile transitioned from a private company into the public sector, has been invaluable.
I thank all of our employees, managers and shareholders for their support during this past year. We look forward to sharing exciting news with you as 2006 progresses.
Sincerely,
Dan S. Dugan
Chairman, President and CEO
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